Exhibit 10-s-1

Rockwell Collins, Inc.
Non-Employee Director Compensation Summary
As of October 1, 2016

Initial Election to Board

•	Granted restricted stock units ("RSUs") with a value equal to:

◦	$100,000 plus

◦	$120,000 multiplied by a fraction where the numerator is the number of days until the next Annual Meeting of Shareowners and the denominator is 365.

Annual Retainer

•	$100,000 payable in equal quarterly installments at the beginning of each quarter.

Annual Equity Grant

•	At each Annual Meeting of Shareowners, granted RSUs with a value of $120,000.

Annual Lead Independent Director Fees

•	Additional cash retainer of $30,000, payable in equal quarterly installments at the beginning of each quarter.

Annual Committee Chair Fees

•	Audit - $25,000

•	Compensation - $20,000

•	Technology and Cybersecurity - $20,000

•	Nominating and Governance - $15,000

•	Corporate Strategy and Finance - $15,000

•	All chair fees are payable in equal quarterly installments at the beginning of each quarter.

Annual Audit Committee Fees

•	Each Audit Committee member, other than the Chair, receives $10,000, payable in equal quarterly installments at the beginning of each quarter.

Annual Deferral Opportunity

•	Prior to the start of each calendar year, a non-employee director may elect to defer all or a portion of his or her cash fees by electing to receive RSUs in lieu thereof.

* All annual amounts may be prorated for service periods of less than a year.